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                                                                EXHIBIT 12

                                 PACIFIC TELECOM, INC.
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollar amounts in millions)
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                               Three Months
                                  Ended          Year Ended December 31,
                                March 31,   _____________________________________
                                  1997       1996    1995    1994    1993   1992
                               ___________  ______  ______  ______  ______  _____
Earnings, as defined*:
Income from continuing operations
  before income taxes             $ 31.3    $122.7  $186.6  $122.2  $ 82.9  $99.8


Add:
 Fixed charges                      11.8      46.5    54.5    48.6    59.5   63.2
 Equity losses of less than 50%
   owned persons                       -         -       -       -       -     .9
 Minority interest                    .6       2.4     1.3     1.0      .6     .1
                                   _____     _____   _____   _____   _____  _____

  Total earnings                  $ 43.7    $171.6  $242.4  $171.8  $143.0 $164.0
                                   _____     _____   _____   _____   _____  _____
                                   _____     _____   _____   _____   _____  _____

Fixed charges:
  Interest                         $10.5     $40.8   $42.3   $34.7   $44.3  $52.1
  Interest portion of
    rental expense                   1.3       5.7    12.2    13.9    15.2   11.1
                                    ____      ____    ____    ____    ____   ____

    Total fixed charges            $11.8     $46.5   $54.5   $48.6   $59.5  $63.2
                                    ____      ____    ____    ____    ____   ____
                                    ____      ____    ____    ____    ____   ____

Ratio of earnings to fixed charges   3.7       3.7     4.4     3.5    2.4    2.6
                                    ____      ____    ____    ____   ____   ____
                                    ____      ____    ____    ____   ____   ____

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[FN]
* For the purpose of computing these ratios, "earnings" represents the aggregate of (a) income from continuing operations before income taxes,
  (b) fixed charges, (c) equity losses of less than 50% owned persons and (d) minority interest. Equity losses of less than 50% owned persons are added to income from continuing operations before income taxes since the Company does not guarantee the debt of such persons. "Fixed Charges" consist of interest charges and an estimated amount representing the interest portion of rental expense.